UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry Into Material Definitive Agreement

On December 11, 2009, Arrowhead Research Corporation (the “Company”) executed definitive agreements for a private placement offering (the “Offering”) with a selected group of accredited investors. Pursuant to the Offering, the Company sold an aggregate of approximately 5.2 million units (the “Units”) consisting of one share of the Company’s common stock, $0.001 par value per share (“Common Stock”) and a warrant to purchase an additional share of Common Stock, exercisable at $0.509 per share. The Unit price was $0.634 per unit. The unit price is based on the closing bid price on the Company’s common stock on December 11, 2009 which was $0.509 plus a premium of $0.125 added for the purchase of the warrant, per NASDAQ rules. The Warrants become exercisable on June 12, 2010 and remain exercisable until December 11, 2014, unless redeemed earlier as permitted. The warrants may be redeemed for nominal consideration if the Company’s common stock trades above $1.20 for at least 30 trading days in any 60-trading day period. The Offering is expected to close on or before December 21, 2009 with gross proceeds totaling approximately $3.2 million before estimated expenses of $25,000.

The Shares and Warrants were offered and sold only to accredited investors in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The Shares and Warrants sold in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants.

The foregoing is intended only as a summary of the terms of the Subscription Agreement, Registration Rights Agreement and Warrant, copies of which the Company intends to file with its Annual Report on Form 10-K for the year ending September 30, 2009.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 17, 2009	ARROWHEAD RESEARCH CORPORATION

	By:	/S/ CHRISTOPHER ANZALONE
Christopher Anzalone Chief Executive Officer